No Slowing Down for Smart-tek; Work Commences on Contracts Valued in Excess of $1,500,000

CORTE MADERA, Calif., March 29, 2006 Smart-tek Solutions, Inc. (OTCBB:STTK) announced today that its operating subsidiary, Smart-tek Communications Inc. (“SCI”), has commenced work on the Spectrum (COSTCO) and The Coopers Lookout projects.  The aggregate value of these contracts is in excess of $1,500,000.

“The positive momentum we are experiencing is very exciting for the company as well as its shareholders” said Perry Law, president of Smart-tek Communications.  “Our residential and commercial security/surveillance business continues to be very successful, as evidenced by our recent contract signings.  We are completing our projects on time and on budget and now we begin work on some very prestigious projects.  Along with the tremendous level of interest we have received on our new RTAC-PM bird flu containment system, these are truly exciting times all Smart-tek supporters”.

The SPECTRUM project consists of 4 high-rise buildings ranging in height from twenty-six stories to thirty stories.  The 900 unit plus buildings sit atop a new COSTCO warehouse who’s footprint will encompass an entire city block in downtown Vancouver

Smart-tek Communications will be supplying and installing the low voltage system consisting of the telephone/data backbone to the buildings, CATV, integrated proximity access control, elevator access control, intercom and digital CCTV system to the Spectrum project.  Included in the scope of work of the contract, SCI will also provide rough-in voice and data cabling to the COSTCO warehouse.

The Spectrum project is owned and developed by Concord Pacific Group Inc., a major International Developer with a significant presence in North America.  The Spectrum project is part of North America's largest master-planned community, Concord Pacific Place, situated along the waterfront shores of False Creek in downtown Vancouver, British Columbia.

Complete details of the Spectrum project can be viewed at http://www.myspectrum.ca

Complete details of Concord Pacific Place can be viewed at http://www.concordpacific.com

The Coopers Lookout project consists of 4 high-rise buildings ranging in height from sixteen stories to thirty 0ne stories.  The 571 unit project is one of Vancouver’s last remaining waterfront neighborhoods, located across the waters of False Creek from the 2010 Olympic Village.

Smart-tek will be supplying and installing the low voltage system consisting of the telephone/data backbone to the buildings, CATV, integrated proximity access control, elevator access control, intercom and digital CCTV system to the Coopers Lookout project.

The project is owned and developed by Concord Pacific Group Inc., a major International Developer with a significant presence in North America.  The Coopers Lookout project is part of North America's largest master-planned community, Concord Pacific Place, situated along the waterfront shores of False Creek in downtown Vancouver, British Columbia.

Complete details of the Coopers Lookout project can be viewed at http://www.cooperslookout.com

Complete details of Concord Pacific Place can be viewed at http://www.concordpacific.com

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 and quarterly report on Form 10-QSB the quarter ended December 31, 2005 for further information and factors that may affect Smart-tek Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

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Contact:

Peter Nasca

Peter Nasca Associates, Inc.

305-937-1711